EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Los Angeles Times Communications LLC (the “Company”), a limited liability company and owner of the Los Angeles Times, and Austin Beutner (“Beutner”), an individual. In consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged by both parties, the Company agrees to employ Beutner and Beutner agrees to accept employment with the Company upon the terms and conditions set forth herein.

1.    EMPLOYMENT TERM.

The term of Beutner’s employment hereunder shall commence August 11, 2014 (the “Effective Date”) and, unless terminated pursuant to Section 8 below, shall continue through August 10, 2017 (the “Employment Term”).

2.    FREEDOM TO ENTER INTO THIS AGREEMENT.

Beutner represents and covenants that: (a) the execution, delivery and performance of this Agreement by him does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Beutner is a party or by which he is bound; and (b) Beutner is not a party to or bound by any employment agreement, noncompetition agreement, non-solicitation agreement, confidentiality agreement or other agreement or obligation with any other person or entity that would in any way restrict or otherwise affect his performance of this Agreement.

3.    TITLE AND EMPLOYMENT DUTIES.

During the Employment Term and subject to the terms of this Agreement:

(a) Beutner’s title will be Publisher of the Los Angeles Times and Chief Executive Officer of the Company and of all California-based or California-focused publications or other California-based print or digital information or entertainment services businesses (print or electronic) acquired by the Company or Tribune Publishing Company (“Tribune”) and Beutner will have such duties and responsibilities as are customarily exercised by someone serving in such a capacity as well as such other duties commensurate with his title and position as the Company may assign him from time to time. In addition, and not in derogation of the foregoing, the Editor and the Editor of the Editorial Pages of the Los Angeles Times, and the managers of all business functions of the Los Angeles Times (other than those shared with other publications owned by Tribune), will report to Beutner. Beutner’s duties and responsibilities as Chief Executive Officer will extend to any and all California-based or California-focused publications or other California-based print or digital information or entertainment services businesses (print or electronic) owned as of the date of this Agreement or subsequently acquired by the Company or Tribune. Within the overall annual budget approved for the Company, as the same be amended from time-to-time, Beutner will have authority to direct and redirect expenditures of the businesses for which he serves as Chief Executive Officer.

(b) Beutner agrees to devote substantially all of his full business time, attention, and energies to the business of the Company and further agrees that he will perform his duties in a diligent, lawful and trustworthy manner, that he will act in accordance with his title and responsibilities and otherwise conduct himself in accordance with the written business and employee policies and practices of the Company and/or Tribune as applicable including, without limitation, Tribune Publishing Company’s Code of Ethics and Business Conduct and the Los Angeles Times’ Editorial Ethics Guidelines (collectively the “Policies”).

(c) Beutner will be based in and will work out of Los Angeles, California.

4.    COMPENSATION.

During the Employment Term and subject to the terms of this Agreement:

(a) For the services rendered by Beutner under this Agreement, the Company will pay Beutner a gross base salary of six hundred seventy-five thousand dollars ($675,000) per annum (the “Base Salary”). Beutner’s Base Salary shall be payable, less all authorized or required deductions, in accordance with the Company’s then-effective payroll practices. Beutner’s Base Salary will be reviewed annually by Tribune’s Board of Directors or Compensation Committee and may be increased (but not decreased) as determined by Tribune’s Board of Directors or Compensation Committee in its sole discretion. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b) Subject to Section 8 below, Beutner shall have the opportunity to earn an annual management incentive bonus for each year (or portion thereof) during the Employment Term (“Annual Bonus”), with a target bonus opportunity of one hundred percent (100%) of his Base Salary (the “Target Bonus”), under a bonus plan to be established in good faith by Tribune’s Board of Directors or Compensation Committee, based upon the achievement of both reasonably attainable annual Company objectives and individual performance objectives as established by Tribune’s Board of Directors or Compensation Committee. The Annual Bonus payable for any calendar year shall be paid, if paid, less all required or authorized deductions, at the time and in the manner such bonuses are paid to other similarly situated executives receiving annual bonus payments, but in no event after March 15th of the calendar year immediately following the calendar year to which such bonus is attributable. Beutner’s Annual Bonus for calendar year 2014 shall be no less than the Target Bonus pro-rated based on the period of his employment during 2014. In the event Beutner’s employment terminates on or after the end of the Employment Term but prior to December 31, 2017, Beutner shall be entitled to a pro rata portion of his Annual Bonus in respect of the 2017 calendar year based on the number of days employed during the 2017 calendar year and actual performance under the bonus plan for 2017.

(c) As soon as reasonably practicable following commencement of employment and for each of calendar year 2015 and calendar year 2016 that occurs during the Employment Term, Beutner shall be granted a combination of restricted stock units (“RSUs”) and nonqualified stock options (“Options”) in Tribune, having an aggregate fair value equal to six hundred seventy-five thousand dollars ($675,000) based on the fair market value (the “FMV”) of Tribune’s common stock on the date of grant. The RSUs and Options shall be granted at the same time and according to the same pricing methodology as comparable awards granted to the senior executive officers of Tribune. The equity award each year shall be divided among the two types of awards as follows:  RSUs – 50% and Options – 50%. The Options will be valued in accordance with Black-Scholes or similar option-pricing model as determined by Tribune’s Board of Directors or Compensation Committee and the exercise price for each grant of Options shall be the FMV as of the date of their grant. Each grant of Options and RSUs shall vest in equal annual installments over four (4) years. The RSUs and Options shall be subject to such other terms as set forth in the applicable grant agreement and in the underlying equity plan as adopted by Tribune. Except as specifically provided otherwise in this Agreement, all unvested Options and RSUs shall terminate immediately upon termination of Beutner’s employment for any reason and all vested Options shall terminate immediately upon termination of Beutner’s employment by the Company with Cause, as defined below.

(d) On or before December 31 of each calendar year, during the Employment Term, the Company agrees to pay Beutner a personal allowance in the amount of $40,000 per year (to be pro-rated for partial years) (the “Personal Allowance”).

5.    BENEFITS.

(a) While employed by the Company, Beutner shall be entitled to participate in the benefit plans and programs (including without limitation such medical, dental, vision, life, disability, retirement and other health and welfare plans), as the Company may have or establish from time to time for its employees in which Beutner would be entitled to participate pursuant to their then-existing terms, in accordance with the terms and requirements of such plans. The foregoing, however, is not intended and shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits Beutner may be entitled to while employed by the Company shall be based upon his Base Salary and not upon any bonus, incentive or equity compensation due, payable, or paid to Beutner, except where, if at all, the benefit plan provides otherwise.

(b) Beutner will be eligible to receive six weeks (30 days) of paid vacation per calendar year, pro-rated for partial years, to be scheduled and taken in accordance with the Company’s policies and practices. To the extent that the Company changes its vacation policy, for example, from a fixed vacation period to an unlimited vacation period, Beutner’s vacation entitlement shall be subject to the new policy as of the date that the policy comes into effect.

6.    BUSINESS EXPENSES.

During the Employment Term, the Company shall reimburse Beutner for reasonable travel and other expenses incurred in the performance of his duties hereunder as are customarily reimbursed to employees in accordance with the then-applicable expense reimbursement policies of Company. For Beutner’s security, the Company will reimburse the reasonable costs for him to maintain a driver to drive him to and from work, business meetings, business functions and/or business travel.

7.    RESTRICTIVE AGREEMENTS.

(a) During his employment with the Company (whether or not such employment continues beyond the Employment Term), Beutner agrees in accordance with the Policies, he: i) will not engage in any activity which is in conflict with his duties and obligations hereunder, whether or not such activity is pursued for gain, profit, or other pecuniary advantage; and ii) will not engage in any other activities which could harm the business or reputation of Tribune or any of its affiliates.

(b) Beutner agrees that during his employment with the Company (whether or not such employment continues beyond the Employment Term) and for twelve (12) months after the date on which his employment with the Company ends for any or no reason (whether terminated by him or by the Company), except as required in the performance of his duties for the Company, he will not: i) employ, either directly or indirectly, any person previously employed by Tribune or any of its subsidiaries, business units, or other affiliates (collectively “affiliates”) unless at such time such person is not then and has not been employed by Tribune or any of its affiliates for at least six (6) months, or in any way solicit, entice, persuade or induce, either directly or indirectly, any person to terminate or refrain from renewing or extending their employment with Tribune or any of its affiliates; or ii) intentionally interfere with the relationship of Tribune or any of its affiliates with any person or entity who or which is a customer, client, supplier, developer, subcontractor, licensee or licensor or other business relation of Tribune, or assist any other person or entity in doing so; provided that the preceding clause (i) shall not prohibit Beutner from (x) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at employees or other persons or entities described in clause (i) or (y) soliciting any employee or other person or entity described in clause (i) who is referred to Beutner by search firms, employment agencies or other similar entities, provided that such firms, agencies or entities have not been instructed by Beutner to solicit any such employee or person or entity or category thereof.

(c) As a consequence of his employment by the Company, Beutner will be privy to the highest level of confidential and proprietary business information of Tribune and its affiliates, not generally known by the public or within the industry and which, thereby, gives Tribune and its affiliates a competitive advantage and which has been the subject of reasonable efforts by Tribune and its affiliates to maintain such confidentiality. Except as required by law or as expressly authorized by Tribune in furtherance of his employment duties, Beutner shall not at any time, during his employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter, directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. “Confidential Information” as used in this Agreement, includes all non-public confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to Tribune or any of its affiliates (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by Beutner in the course of his employment, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity of Tribune employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. Confidential Information does not include information that lawfully is or becomes generally and publicly known outside of Tribune and its affiliates other than through Beutner’s breach of this Agreement or breach by any person of some other obligation. Nothing herein prohibits Beutner from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court or administrative agency of competent jurisdiction, provided that Beutner shall first promptly notify the Company if he receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.

(d) Beutner hereby acknowledges and agrees that Tribune owns the sole and exclusive right, title and interest in and to any and all Works (as defined below), including without limitation all copyrights, trademarks, service marks, trade names, slogans, inventions (whether patentable or not), patents, trade secrets and other intellectual property and/or proprietary rights therein, including without limitation all rights to sue for infringement thereof (collectively, “IP Rights”). Tribune’s or its affiliates’ right, title and interest in and to the Works includes, without limitation, the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, the right to modify and create derivative works of or from the Works without any payment of any kind to Beutner, and the right to exclusively register or record any IP Rights in the Works in the name of Tribune or its affiliates. Beutner agrees that all Works shall be "works made for hire" for the Company and/or Tribune or affiliates thereof as that term is defined in the copyright laws of the United States or other applicable laws. To the extent that any of the Works is determined not to constitute a work made for hire, or if any rights in any of the Works do not accrue to Tribune or its affiliates as a work made for hire, Beutner agrees that his signature on this Agreement constitutes an assignment (without any further consideration) to the Company and/or Tribune or its affiliates of any and all of Beutner’s respective IP Rights and other rights, title and interest in and to any and all Works. “Works” means any inventions, invention disclosures, developments, improvements, trade secrets, brands, logos, drawings, trademarks, service marks, trade names, documents, memoranda, data, software programs, object code, source code, ideas, original works of authorship, or other information that Beutner conceives, creates, develops, discovers, makes or acquires, in whole or in part, either solely or jointly with another or others, during or pursuant to the course of his employment by Tribune or its affiliates, and that relate directly or indirectly to the Tribune or any of its affiliates or their respective businesses, or to Tribune or any of its affiliates’ actual or demonstrably anticipated research or development, and that are made through the use of any of the Tribune’s or any of its affiliates’ equipment, facilities, supplies, trade secrets or time, or that result from any work performed for Tribune or any of its affiliates, or that is based on any information of, or provided to him by Tribune or any of its affiliates. Beutner hereby is and has been notified by the Company, and understands that the foregoing provisions of this Section 7(d) do not apply to an invention for which no equipment, supplies, facilities or trade secret information of Tribune or any of its affiliates was used and which was developed entirely on his own time, unless: (i) the invention relates at the time of conception or reduction to practice a. to the business of Tribune or any of its affiliates or b. to Tribune or any of its affiliates’ actual or demonstrably anticipated research and development, or (ii) the invention results from any work performed by Beutner for Tribune or any of its affiliates.

(e) It is mutually agreed and stipulated between Beutner and the Company that the covenants set forth in Section 7(a) through 7(d) of this Agreement are necessary to protect the legitimate business interests of Tribune and its affiliates and are reasonable, including without limitation in time and scope.

(f) The amount of actual or potential damages resulting from Beutner’s breach of any provision of Section 7(a) through 7(d) of this Agreement will be inherently difficult to determine with precision and, further, any breach could not be reasonably or adequately compensated in money damages. Accordingly, any breach by Beutner of any provision of Section 7(a) through 7(d) of this Agreement will result in immediate and irreparable injury and harm to Tribune and its affiliates for which Tribune and its affiliates will have no adequate remedy at law. Tribune and/or its affiliates, thus, will be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security. Tribune’s and/or its affiliates’ resort to such equitable relief will not waive any other rights that any of them may have to damages or other relief, and Tribune and/or its affiliates shall be entitled to reasonable attorney’s fees and costs incurred in pursuing such an action should any of them prevail.

8.    TERMINATION/POST-TERMINATION PAYMENTS.

(a) This Agreement, except for Section 7(d) above, will automatically terminate if Beutner dies. In such case, the benefits available to his estate, heirs and beneficiaries shall be determined in accordance with the applicable benefit plans and programs then in effect, and the Company shall not have any further obligations under this Agreement. This Agreement, except for Section 7(d) above, will not survive Beutner’s death, and will not inure to the benefit of his heirs, assigns and/or designated beneficiaries

(b) The Company and/or Tribune may terminate Beutner’s employment at any time during the Employment Term for “Cause.” “Cause” shall be determined by the Company and/or Tribune in its unfettered good faith discretion, but shall mean the occurrence of any one or more of the following:

(i) a material failure by Beutner to perform his duties of employment in a manner reasonably satisfactory to the Company and/or Tribune after having been notified in writing of such specific performance deficiencies and having not less than thirty (30) days to correct the deficiencies (except to the extent the failure is a result of Beutner’s Disability);
(ii) failure or refusal to implement or follow reasonable and lawful directives of the Company or Tribune (except to the extent the failure is a result of Beutner’s Disability);
(iii) a material breach of any material provisions of this Agreement, or a material violation of the then existing policies, procedures or rules of the Company or Tribune, as applicable (except to the extent the breach or violation is a result of Beutner’s Disability);
(iv) the commission of an act of fraud, embezzlement, theft, material misappropriation (whether or not related to employment with the Company or Tribune) or the commission of or nolo contendere or guilty plea to any felony; or
(v) intentional misconduct materially injurious to Tribune, its affiliates or subsidiaries, either monetarily or otherwise.

provided, however, that with respect to (ii) and (iii), Beutner shall be provided a 10-day period to cure any such breach, to the extent curable. For the avoidance of doubt, placing Beutner on paid leave for up to 60 days during which the Company continues to provide Beutner with all compensation and benefits provided for hereunder, pending the Company’s good faith determination of whether there is a basis to terminate Beutner for Cause, will not by itself (x) constitute a termination of Beutner’s employment hereunder or (y) provide Beutner with Good Reason to resign his employment

(2) Beutner may terminate his employment at any time during the Employment Term with or without “Good Reason.” “Good Reason” means, without Beutner’s prior written consent, one or more of the following events: (a) a material reduction in the Base Salary or a material reduction in the Target Bonus; (b) a material failure by the Company to pay in accordance with the terms of this Agreement; (c) a material diminution or adverse change in Beutner’s duties, authority, responsibilities, reporting line or positions; (d) the requirement that Beutner be based at a location in excess of 20 miles from his then current principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with his position; or (e) a Change in Control; provided, however, that prior to resigning for Good Reason, Beutner shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following his knowledge of such facts and circumstances or with respect to a Change in Control, not more than five (5) days following the occurrence of a Change in Control), and, if curable (with the understanding that the occurrence of a Change in Control is not curable), the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, then Beutner shall not be permitted to resign with Good Reason in respect thereof). Any resignation with Good Reason shall be communicated to the Company by written notice, which shall include Beutner’s date of termination of employment (which, except as set forth in the preceding sentence or in the event of a Change in Control, shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than 60 days thereafter and which, in the case of a Change in Control, shall be within ten (10) days following the effective date of the Change in Control).

(c)(1) The Company may terminate Beutner’s employment, at any time, other than for Cause as defined above. If (i) the Company terminates Beutner’s employment during (and not after) the Employment Term without Cause (other than due to Beutner’s death or Disability), or (ii) Beutner terminates his employment for Good Reason during (and not after) the Employment Term provided that, within twenty one (21) days after the date on which Beutner’s employment terminates or such longer period as may be applicable under the ADEA, Beutner: i) signs, dates and returns the Waiver and General Release (in the form attached hereto as Exhibit A) (the “Waiver”) to the Company; and ii) does not revoke the Waiver in accordance with its terms, the Company will, as liquidated damages (“Liquidated Damages”), (x) subject to Section 10, pay Beutner the sum of (A) twelve (12) months of his Base Salary and (B) the portion of the Personal Allowance Beutner would have been entitled to had he remained employed for a one (1) year period following such termination, less all required or authorized deductions, said payment to be made in a lump sum within ten (10) days after the date on which the Company receives a signed and dated copy of the Waiver from Beutner and (y) accelerated vesting of all outstanding unvested equity awards granted under Section 4(c) prior to the date of termination that would have vested in the ordinary course over the one (1) year period following such termination. Beutner shall not be required to take actions in order to mitigate his damages hereunder.

(2) The parties expressly agree that the Company’s payment of Liquidated Damages pursuant to Section 8(c)(1) above precludes Beutner from eligibility for or entitlement to any and all other damages, including but not limited to compensation, benefits or perquisites, subject to any benefits that may be vested under the terms of applicable benefit plans in which he participates. Notwithstanding any other provision of this Agreement, Beutner shall not participate in or be eligible under (and Beutner hereby waives participation in) any other severance or severance-related plan or program of Tribune or any of its affiliates in effect at any time (whether his employment terminates or is terminated with or without Cause during the Employment Term).
(d) Following any termination of Beutner’s employment, except as otherwise provided in section 8(c) in the case of a termination other than for Cause or for Good Reason during the Employment Term, the obligations of the Company to pay or provide Beutner with compensation and benefits under Sections 4 and 5 above shall cease, and the Company shall have no further obligations to provide compensation or benefits to Beutner hereunder, except: (i) for payment of any accrued but unpaid Base Salary; (ii) for payment of any unreimbursed expenses incurred through the date of termination of employment and timely submitted for reimbursement; (iii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Beutner participates, other than severance plans or policies; (iv) as otherwise expressly required by applicable law; (v) any unpaid Personal Allowance for the calendar year in which Beutner’s termination occurs; and (vi) in the event of a termination due to death or Disability, a pro-rated Annual Bonus in the amount of the Target Bonus (that is, 100% of Base Salary) multiplied by a fraction, the numerator of which is the number of days worked in such year until the date of termination and the denominator of which is 365, payable within thirty (30) days following termination of employment.
9.    INDEMNIFICATION. Beutner will be entitled to indemnification and prompt advancement of legal fees, costs, and expenses, on the same terms as indemnification and advancement are made available to other senior executives of the Company, whether through the Company’s by-laws, certificate of incorporation, or otherwise. During Beutner’s employment with the Company, Beutner shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its directors and officers, as may be altered from time to time for such directors and officers.

10.    COMPLIANCE WITH IRS CODE SECTION 409A.

It is intended that any amounts and benefits payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Beutner to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly, provided, however, that the Company and its affiliates shall not be responsible for any such interest and tax penalties. All references in this Agreement to Beutner’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code. Any reimbursement payable to Beutner pursuant to this Agreement shall be conditioned on the submission by Beutner of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Beutner in accordance with Company practices following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which Beutner incurred the reimbursable expense. Notwithstanding any other provision in this Agreement, if on the date of Beutner’s separation from service (as defined in Section 409A of the Code) (i) the Company or any of its affiliates is a publicly traded corporation and (ii) Beutner is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Beutner’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Beutner’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the month following the six (6) month anniversary of Beutner’s separation from service or (y) the date of Beutner’s death.

11.    NOTICES.

Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company or Tribune, to Tribune Publishing Company, LLC, c/o Chief Executive Officer, 435 N. Michigan Avenue, Chicago, IL 60611; and (b) if to Beutner, to his last known home address in the Company’s records. All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by certified mail, return receipt requested, or (iii) by express courier service with proof of delivery, and shall be effective upon personal delivery, upon the fourth (4th) day after mailing by certified mail, or upon the second (2nd) day after sending by express courier service.

12.    COMPANY PROPERTY

Except as required in furtherance of Beutner’s employment, Beutner will not remove from the Company’s premises any property of Tribune or its affiliates, including without limitation any documents or things containing any Confidential Information, computer programs and drives or storage devices of any kind (portable or otherwise), files, forms, notes, records, charts, or any copies thereof (collectively, "Property"). Upon any termination at any time by either party of Beutner's employment for any or no reason, Beutner shall return to the Company, and shall not alter, delete or destroy, any and all Property, including without limitation any and all laptops and other computer equipment, blackberries and similar devices, cellphones, credit cards, keys and other access cards, and electronic and hardcopy files.

13.    NON DISPARAGEMENT.

Beutner agrees that he will not at any time during his employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter take (directly or indirectly, individually or in concert with others) any actions or make any communications calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon the reputation, goodwill, or standing in the community of the Company, Tribune or any of their respective subsidiaries, business units, other affiliates, officers, directors, employees and/or agents, provided that nothing herein shall prohibit Beutner from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

14.    ASSIGNMENT.

This is an Agreement for the performance of personal services by Beutner and may not be assigned by Beutner. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of: (a) the Company, (b) Tribune, or its subsidiaries, business units, or other affiliates and its/their respective legal successors; and (c) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company and/or Tribune.

15.        GOVERNING LAW; INTERPRETATION OF THE AGREEMENT.

This Agreement shall be construed and interpreted in accordance with the laws of the State of California (without giving effect to the choice of law principles thereof). Beutner and the Company acknowledge that each party had an equal opportunity to review and/or modify the provisions set forth in this Agreement. Beutner acknowledges that he has had the opportunity to have this Agreement reviewed by his own attorneys and the Company will reimburse Beutner for an amount up to $10,000 within 10 days of receipt of an invoice for such legal services. Thus, in the event of any misunderstanding, ambiguity or dispute concerning this Agreement's provisions or their interpretation, no rule of construction shall be applied that would result in having this Agreement interpreted against either party. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The headings provided in boldface are inserted for the convenience of the parties and shall not be construed to limit or modify the text of this Agreement.

16.	COMPLETE AGREEMENT.

This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, actual or alleged, between said parties regarding such matters, including without limitation concerning Beutner’s compensation arrangements or other terms and conditions of employment (if any), and any actual or alleged prior employment agreements with or involving Tribune or any of its affiliates. This Agreement cannot be amended, modified, supplemented or altered except by written amendment signed by Employee and an authorized representative of Tribune.

17.    SEVERABILITY/REFORMATION.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such provision be deemed modified or limited so that, as modified or limited, such provision may be enforced to the fullest extent possible. If any provision of this Agreement is held to be prohibited by or invalid under applicable law (notwithstanding any attempted modification or limitation pursuant to the preceding sentence), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
18.    SURVIVAL.

Except as provided in Section 8(a) above, the provisions of Section 2 and of Sections 7 through 18 (inclusive) of this Agreement shall survive any expiration of the Employment Term and any termination of Beutner’s employment at any time (whether during or after the Employment Term) by either party with or without Cause, and shall not be limited or discharged by any alleged breach or misconduct on the part of the Company and/or Tribune.

__/s/ Austin Beutner__________________	LOS ANGELES TIMES COMMUNICATIONS LLC
AUSTIN BEUTNER

By: __/s/ Jack Griffin___________________

Date: _August 11, 2014________________ Date: _August 11, 2014__________________

EXHIBIT A

“Change in Control” means the occurrence of any of the following events:
(a)    Consummation of a merger, consolidation, or other reorganization, of Tribune or the Company with or into (“Business Combination”), sale of securities representing a majority of the voting equity securities of Tribune or the Company in a tender offer, equity placement, or other transaction, or the sale of all or substantially all of Tribune’s or the Company’s business and/or assets as an entirety to (“Sale”), one or more entities that are not subsidiaries or affiliates of Tribune or the Company, unless immediately following such Business Combination or Sale, (i) 50% or more of the total voting power of (x) the entity resulting from such Business Combination or the entity that has acquired all or substantially all of the business or assets of Tribune or the Company in a Sale (in either case, the “Surviving Company”), or (y) if a Sale, the ultimate parent entity that directly or indirectly has Beneficial Ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the outstanding common voting securities of Tribune or the Company, as applicable, that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the outstanding common voting securities of Tribune or the Company, as applicable, were converted or exchanged pursuant to such Business Combination or Sale), (ii) no Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Surviving Company (if a Business Combination) or the Parent Company (if a Sale), and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (if a Business Combination) or the Parent Company (if a Sale) following the consummation of the Business Combination or Sale were members of the board of directors (or the analogous governing body) at the time of such board’s approval of the execution of the definitive agreement providing for such Business Combination or Sale or recommendation or approval of such tender offer, equity placement, or other transaction (terms capitalized but not otherwise defined in this subsection (a) of this footnote have the meaning set forth in Tribune’s 2014 Omnibus Incentive Plan); or
(b)    Consummation of a sale of the Los Angeles Times news publication or substantially all of the assets of the Los Angeles Times news publication to one or more entities that are not subsidiaries or affiliates of Tribune or the Company; or
(c)    Individuals who on August 5, 2014 constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by Tribune’s stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors on August 5, 2014 (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

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